E. P. Keiffer (SBN 11181700) COATS | ROSE P.C.

325 N. St. Paul Street, Suite 4150

Dallas, TX 75201

Phone: (214) 651-6517

Fax: (214) 481-2817

Email: pkeiffer@coatsrose.com

ATTORNEYS FOR HFG CAPITAL INVESTMENTS, LLC

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF TEXAS

FORT WORTH DIVISION

In re:	§
	§	Jointly Administered
VICTORY MEDICAL CENTER MID-	§
CITIES, LP, et al,	§	CASE NO. 15-42373-RFN-11
§
Debtor.	§

CERTIFICATE OF COMPLIANCE

WITH MERGER, COMBINATION OR ACQUISITION REQUIREMENTS

TO THE HONORABLE RUSSEL F. NELMS, UNITED STATES BANKRUPTCY JUDGE:

VCAB One Corporation. (“VCAB One”), the debtor formerly known as Victory Medical Center Mid-Cities, LP, files this its

Certificate of Compliance with Merger, Combination or Acquisition Requirements and would respectfully show the Court as follows:

1.                  The First Amended Joint Plan of Reorganization for Victory Medical Center Mid-Cities, LP, et al (the “Plan”) was confirmed by order of this Court entered on March 28, 2016. VCAB One is referred to in the Plan as Victory Medical Center Mid-Cities, LP.

2.                  Pursuant to the Plan, VCAB One was required to complete a merger,combination or acquisition by the Consummation of the Plan Date, as that date was modified in the Notice of Change to Consummation of the Plan Date [DKT #1395] (the “Notice”) in order to secure the discharge under 11 U.S.C. §1141. The revised Consummation of the Plan Date as to VCAB One is no later than four (4) months from the Effective Date of the Plan (May 11, 2016, as noted in the Notice of Effective Date filed in this jointly administered case [DKT #1081]) or September 11, 2016, plus the extension period of seventeen (17) days as contained in the Notice. As such the Consummation of the Plan Date for VCAB One is September 28, 2016.

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3.                  VCAB One entered into an Agreement of Plan of Merger (the “Agreement”) with Water Now, Inc. on July

27, 2016. By the Agreement and per the provisions of the Plan and Section 1145(a)(1) of the Bankruptcy Code, Water

Now, Inc., becomes the successor to the renamed Debtor VCAB One by, among other things, issuing nine hundred thousand (900,000) shares of its common stock as Plan Shares to: a) HFG-CAP (630,000); and b) to holders of allowed

Class 5 Claims (270,000) (as same are to be distributed pursuant to other provisions detailed in the HFG Plan

Supplement to the Plan). Water Now, Inc., on account of the Agreement and subsequent filings required under otherwise applicable law(hereinafter the post merger entity is referred to as “WNI”) is the successor to the Debtor

VCAB One.

4.                  Pursuant to the Agreement, WNI is engaged in the business of developing and selling cleansing machinery that makes polluted water potable. The patented technology allows for low and high volume treatment of contaminated water. The applications of the product range from personal to institutional utilization . The former VCAB One and HFG-CAP herein certify to this Court that the closing of the Agreement meets the requirement of the Plan.

Dated: September 27, 2016	Respectfully submitted,
COATS | ROSE P.C.
By: /s/ E. P. Keiffer
E. P. Keiffer (SBN 11181700)
325 N. St. Paul Street, Suite 4150
Dallas, Texas 75201
(214) 651-6517 - telephone
(214) 481-2817 - facsimile
Email: pkeiffer@coatsrose.com ATTORNEYS FOR HFG CAPITAL INVESTMENTS, LLC

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